Exhibit 99.1

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Edward Spehar
(212) 578-7888

WILLIAM KENNARD NAMED TO METLIFE’S BOARD OF DIRECTORS

NEW YORK, Sept. 17, 2013 – MetLife, Inc. (NYSE: MET) announced that former U.S. Ambassador William E. Kennard has been elected to its board of directors effective today.

“I am pleased to welcome Ambassador Kennard to MetLife’s board of directors,” said Steven A. Kandarian, chairman, president and chief executive officer of MetLife, Inc. “His strong knowledge of public policy and global investment expertise will prove to be a great resource to MetLife and its shareholders.”

From November 2009 until August 2013, Kennard served as the U.S. ambassador to the European Union and worked to promote transatlantic trade and investment and eliminate regulatory barriers to commerce.

Prior to this role, Kennard served for eight years as managing director of The Carlyle Group, a global private equity firm, and as a member of the board of directors of several companies owned by it. From 1997 until 2001, Kennard served as chairman of the U.S. Federal Communications Commission. In this capacity, he developed policies that shaped how Americans use wireless phones and the Internet.

Kennard has served on the boards of directors of numerous companies, including The New York Times Company, Sprint Nextel Corp., Handspring Inc. and eAccess Ltd. In addition, he has served on the boards of nonprofits such as the Joint Center for Political and Economic Studies, One Economy Corporation, Common Sense Media, Year-Up Inc., the Yale University Council, Gallaudet University and the Media Access Project.

Kennard is a graduate of Stanford University and Yale Law School.

About MetLife

MetLife, Inc. is a leading global provider of insurance, annuities and employee benefit programs, serving 90 million customers. Through its subsidiaries and affiliates, MetLife holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

# # #